EXHIBIT 5.1



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                                                               August 26, 1998

American Physicians Service Group, Inc.
1301 Capital of Texas Highway
Suite C-300
Austin, Texas 78746

Gentlemen:

          We have acted as counsel to American Physicians Service Group, Inc., a Texas corporation (the "Company"), in connection with the registration, on the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale of an aggregate of 400,000 shares of common stock, par value $.10 per share, of the Company (the "Common Stock"), as that number may be adjusted from time to time pursuant to the provisions of the Company's Amended and Restated 1995 Incentive and Non-Qualified Stock Option Plan, as amended (the "Plan"), that may be issued pursuant to stock options (the "Options") granted under the Plan.

          In reaching the opinion set forth herein, this firm has reviewed such agreements, certificates of public officials and officers of the Company, records, documents, and matters of law that this firm deemed relevant, including
(a) the Registration Statement, (b) the Certificate of Incorporation of the Company, (c) the Bylaws of the Company, and (d) the Plan.

         Based upon and subject to the foregoing and subject further to the assumptions, exceptions, and qualifications hereinafter stated, this firm expresses the opinion that each share of Common Stock, when issued in accordance with the terms of the Plan and related option agreement, will be legally issued, fully paid, and non-assessable.

          The opinion expressed above is subject to the following assumptions, exceptions, and qualifications:

          1. This firm has assumed that (i) all information contained in all documents reviewed by this firm is true and correct, (ii) all signatures on all documents reviewed by this firm are genuine, (iii) all documents submitted to this firm as originals are true and complete, (iv) all documents submitted as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by this firm had the legal capacity to do so and (vi) each person signing in a representative capacity any document reviewed by this firm had authority to sign in such capacity.

         2. This firm has also assumed that the Company has received or will receive the full amount and type of consideration (as specified in the Plan and each applicable option agreement) for each of the shares of Common Stock or will have received that consideration upon the issuance of Common Stock pursuant to the applicable Option, that such consideration will be either cash or personal property, that such consideration will equal or exceed the par value per


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share of Common Stock, that appropriate certificates evidencing such shares will be properly executed upon such issuance, and that each grant of an Option pursuant to the Plan will be duly authorized.

          The opinions expressed above are limited to the laws of the State of Texas.

         This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come into the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                Very truly yours,

                                AKIN, GUMP, STRAUSS, HAUER & FELD,L.L.P.

                                    By:  /s/ Timothy L. LaFrey
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                                         Timothy L. LaFrey, Partner